UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2005

VIVID LEARNING SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-116255	42-1623500
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

723 The Parkway Richland, Washington 99352
(Address of principal executive offices) (Zip code)

(509) 943-5319
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Contract.

The contract for online compliance training between Vivid Learning Systems, Inc. [“Vivid”] and Pennsylvania State System of Higher Education Foundation, Inc. [“Foundation”], [previously filed as Exhibit 10.08 in the SB-2 filed February 2, 2005], is set to expire on June 30, 2006 and has not been formally terminated.  However, it now appears that the contract informally terminated in or about June of 2005. Vivid has not received any revenue from this contract since January of 2005 and does not expect to receive any further revenue from this contract.  Further, there is an accounts receivable in the amount of $297,100 that is due under this contract that Vivid may not be able to fully collect. One of the factors in the termination of this contract were the actions of a former Vivid employee being complicit in reporting irregularities concerning the Foundation’s contract apparently in conjunction with a Foundation employee and certain Foundation contractors.  Although management is still investigating this situation, the Vivid employee was terminated for his action.  Another apparent factor in the termination of this contract is that the Foundation has changed its business model such that it no longer is pursuing activities for which Vivid can provide services. Although there may be litigation over this matter, there is no current litigation and management believes that any potential litigation would not be material to Vivid's business.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIVID LEARNING SYSTEMS, INC.

Date: November 30, 2005	By:	/s/ Robert L. Ferguson
	Name:	Robert L. Ferguson
	Title:	Chairman of the Board